FOR IMMEDIATE RELEASE

August 14, 2007

ILX RESORTS REPORTS SECOND QUARTER RESULTS

PHOENIX, ARIZONA – August 14, 2007 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced net income for the second quarter of 2007 of $142,000 or $0.04 per share both basic and diluted.  This compares with net income of $1,046,000 or $0.30 per share in the second quarter 2006.

Revenue for the three months ended June 30, 2007 was $12.6 million as compared to $15.3 million for the comparable period in 2006.  The decrease in revenue includes reduced sales at the Company’s Sedona and Rancho Mañana sales offices.  Second quarter results reflect the continued operation on an unprofitable basis of the Rancho Mañana sales office during the pendency of litigation related to the property.  The litigation was settled and the sales office was permanently closed in June 2007.

Second quarter results reflect operating losses of the Rancho Mañana sales office discussed above, startup expenses of the Puerto Peñasco sales office and development costs, expensed as incurred, of First Piggy.

“With the distraction and cost of the Rancho litigation behind us, we are focused on increasing profitability in our core business.  The closure of the Rancho Mañana sales office will have an immediate positive effect on earnings,” said Joe Martori, Chairman and CEO.  He continued, “Changes in sales management at the Sedona sales office are in progress and the Puerto Peñasco sales office is in the process of a soft opening, with initial sales to be recognized in the third quarter.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions and other circumstances and uncertainties.  There can be no assurance that any strategic alternatives will occur or, if undertaken, the terms or timing of such a transaction or transactions.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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